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CARDINAL HEALTH, INC.                                                                           Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                                       Nine Months
                                        March 31,       March 31,       March 31,       March 31,       June 30,          Ended
                                          1990             1991            1992            1993           1994        March 31, 1995
                                       -----------     -----------      -----------    -----------     -----------    --------------
Earnings from continuing operations
  before income taxes                  $21,086,000     $30,812,000      $47,653,000    $66,257,000     $70,760,000      $108,296,000


Add-Fixed Charges:
  Interest Expense                      22,120,000      26,623,000       25,881,000     26,623,000      18,140,000        14,689,000
  Interest Capitalized                           0         271,000          163,000              0               0                 0
  Amortization of Debt Offering Costs      456,000         500,000        2,272,000        267,000         220,000           228,000
  Interest Portion of Rent Expense       3,652,000       3,534,000        3,895,000      4,503,000       4,860,000         4,076,000
  Preferred Stock Dividend Requirement   3,267,000       3,130,000        3,360,000      3,327,000       2,429,000                 0
                                       -----------     -----------      -----------    -----------     -----------     -------------
Total Fixed Charges                     29,495,000      34,058,000       35,571,000     34,720,000      25,649,000        18,993,000
                                       -----------     -----------      -----------    -----------     -----------     -------------

Less: Interest Capitalized                       0        (271,000)        (163,000)             0               0                 0
  Preferred Stock Dividend Requirement  (3,267,000)     (3,130,000)      (3,360,000)    (3,327,000)     (2,429,000)                0
                                       -----------     -----------      -----------    -----------     -----------     -------------
Earnings as Adjusted                   $47,314,000     $61,469,000      $79,701,000    $97,650,000     $93,980,000      $127,289,000
                                       ===========     ===========      ===========    ===========     ===========     =============

Ratio of Earnings to Fixed Charges         1.6            1.8               2.2           2.8              3.7              6.7


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